       ................................................................


                            ASSET PURCHASE AGREEMENT


                                 By and Between



                                CharterMed Inc.

                                      and

                             Charter Medical, Ltd.



                          Dated as of February 6, 1998

       ................................................................

                               TABLE OF CONTENTS
                               -----------------


1.   PURCHASE AND SALE OF ASSETS...........................   1

     1.01   Lease of Real Property.........................   2
     1.02   Equipment and Personalty.......................   2
     1.03   Contract Rights and Leases.....................   3
     1.04   Prepaid Expenses and Deferred Costs............   3
     1.05   Inventory......................................   3
     1.06   Accounts Receivable............................   4
     1.07   Records........................................   4
     1.08   Goodwill.......................................   4
     1.09   Intangible Property............................   4
     1.10   Customer and Supplier List.....................   5
     1.11   CharterMed Names...............................   5
     1.12   Insurance Policies.............................   5
     1.13   Website........................................   5

2.   ASSETS TO BE RETAINED BY CHARTERMED...................   5

     2.01   Cash...........................................   5
     2.02   Certain Records................................   5
     2.03   Employee Pension and Benefit Plans.............   6
     2.04   Tax Credits and Refunds........................   6
     2.05   Corporate Records..............................   6

3.   LIMITED ASSUMPTION OF LIABILITIES BY CML..............   6

     3.01   Obligations Under Contracts and Leases.........   6
     3.02   Trade Payables.................................   6
     3.03   Product Warranty and Return Obligations........   7
     3.04   Personal Property Taxes........................   7
     3.05   Post-Closing Responsibilities..................   7
     3.06   Liabilities Not Assumed........................   8
     3.07   No Expansion of Third Party Rights.............   8

4.   CLOSING; PURCHASE PRICE AND PAYMENT...................   8

     4.01   Closing Date, Place and Time...................   8
     4.02   Purchase Price and Method of Payment...........   9
     4.03   Allocation of Purchase Price...................   9
     4.04   Risk of Loss...................................   9
     4.05   Net Asset and Liability Adjustment.............  10

5.   EMPLOYEES; EMPLOYEE PENSION AND WELFARE PLANS.........  13

     5.01   Employment; Medical Benefits...................  13
     5.02   Employee Pension Plans and Benefits............  13
     5.03   Other Employee Pension Plans and Benefits......  13
     5.04   Employee Welfare Plans, Worker's...............

            Compensation...................................  14

6.   INSTRUMENTS OF CONVEYANCE AND ASSUMPTION..............  14

     6.01   Conveyance Documents...........................  15

7.   REPRESENTATIONS AND WARRANTIES OF CHARTERMED..........  15

     7.01   Completeness of Disclosure.....................  15
     7.02   Organization and Good Standing of
            CharterMed.....................................  16
     7.03   Title to and Condition of the Assets...........  16
     7.04   Contracts of CharterMed........................  17
     7.05   CharterMed's Authority and No Conflict.........  17
     7.06   Brokers........................................  18
     7.07   Financial Statements...........................  18
     7.08   Taxes..........................................  19
     7.09   Litigation or Claims...........................  19
     7.10   Compliance with Law............................  20
     7.11   Absence of Certain Changes or Events...........  20
     7.12   Environmental Matters..........................  22
     7.13   No Change in Business Relationships............  27
     7.14   Employment Agreements..........................  27
     7.15   Patents, Trademarks, Trade Names
            and Copyrights.................................  29
     7.16   Processes and Know-how.........................  30
     7.17   Utilities......................................  30
     7.18   Licenses and Permits...........................  30
     7.19   Absence of Undisclosed Liabilities.............  31
     7.20   Inventory......................................  31
     7.21   Accounts and Notes Receivable..................  33
     7.22   Solvency.......................................  33
     7.23   Subsidiaries...................................  34
     7.24   ERISA and COBRA Compliance.....................  34
     7.25   Product Liability..............................  35
     7.26   Corrupt Practices..............................  36
     7.27   Adequate Assets................................  37
     7.28   Condition of Equipment and Personalty..........  37

8.   REPRESENTATIONS AND WARRANTIES OF CML.................  38

     8.01   Completeness of Disclosure.....................  38
     8.02   Organization and Good Standing.................  38
     8.03   Authority of CML...............................  38
     8.04   Brokers........................................  39
     8.05   Financing......................................  39

9.   CML'S CONDITIONS PRECEDENT TO CLOSING.................  39

     9.01   Representations and Warranties.................  40
     9.02   Consent of Landlord to Assumption
            of Lease.......................................  40
     9.03   Execution of Covenants Not to Compete..........  40
     9.04   Hart-Scott-Rodino Filings......................  40

     9.05   Employment Agreement of Peter Hussey...........  41
     9.06   Purchase of Insurance Policy...................  41

10.  CHARTERMED'S CONDITIONS PRECEDENT TO CLOSING..........  41

     10.01  Representations and Warranties.................  41
     10.02  Consent of Landlord to Assumption
            of Lease.......................................  41
     10.03  Indemnification Note and Guaranty..............  42

11.  COVENANTS.............................................  42

     11.01  Transition Period..............................  42
     11.02  Collection of Receivables......................  43
     11.03  Preservation of Records........................  45
     11.04  Confidentiality................................  45
     11.05  Further Assurances.............................  45
     11.06  Product Warranty Costs.........................  45
     11.07  Use of Name....................................  46
     11.08  Board Membership...............................  47
     11.09  Insurance Policy...............................  47
     11.10  Corporate Existence............................  47

12.  INDEMNIFICATION BY CHARTERMED.........................  48

     12.01  Indemnification Note...........................  48
     12.02  Indemnification Obligation.....................  49

13.  INDEMNIFICATION BY CML................................  50

14.  LIMITATIONS ON INDEMNIFICATION........................  51

     14.01  Limitation on Amount...........................  51
     14.02  Survival of Representations and
            Warranties.....................................  51
     14.03  Defense of Claims..............................  51

15.  MISCELLANEOUS.........................................  52

     15.01  Bulk Transfer Compliance.......................  52
     15.02  Successors and Assigns.........................  53
     15.03  Governing Law..................................  53
     15.04  Notices........................................  53
     15.05  Payment of Expenses............................  54
     15.06  Entire Agreement; Amendment....................  54
     15.07  Counterparts...................................  55
     15.08  Headings.......................................  55
     15.09  Waiver.........................................  55
     15.10  Separability...................................  55

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Asset Purchase Agreement (the "Agreement") is made and entered into this 6th day of February, 1998 by and between Charter Medical, Ltd., a Delaware corporation having a principal office in Winston-Salem, NC ("CML")and CharterMed Inc., a New Jersey corporation having a principal office in 1805 Swarthmore Avenue, Lakewood, NJ 08701 ("CharterMed").

                             W I T N E S S E T H :

     WHEREAS, CharterMed is the owner and operator of a manufacturing facility which designs, fabricates and assembles medical products (the "Business") at a leased facility located at 1805 Swarthmore Avenue, Lakewood, NJ 08701 ("Facility"); and

     WHEREAS, CharterMed desires to sell and transfer to CML, and CML desires to purchase and assume from CharterMed, certain assets, certain liabilities and the Business as a going concern, upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth, the parties agree as follows:

     1. PURCHASE AND SALE OF ASSETS. At the Closing on the Closing Date (as these terms are defined in Article 4), and upon the basis of the representations, warranties, covenants and agreements in this Agreement, CharterMed shall sell, transfer, assign, convey and deliver to CML, and CML shall purchase on the terms and conditions set forth in this Agreement, all of CharterMed's right, title and interest in and to the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 7.03 below).

     The "Assets" shall mean all real, personal and mixed properties, tangible and intangible, wherever located, which are owned by CharterMed on the Closing Date and are used by CharterMed in connection with the conduct of the Business, except as set forth in Article 2 below, including, without limitation:

     1.01      Lease of Real Property.  All of CharterMed's right, title and
               -----------------------
interest in and to the lease dated January 31, 1994, as modified, relating to the land, buildings, improvements and fixtures located at the Facility (the "Lease"). The Lease, pursuant to an Assumption of Lease dated February 3, 1998, is between CML as tenant and George and Constance Stamos and Arthur and Karen Sommers, as landlord. (The real property, improvements and fixtures which are the subject of the Lease and are sometimes hereinafter referred to as the "Real Property");

     1.02      Equipment and Personalty.  All the fixtures, machinery,
               ------------------------
equipment, tooling, motor vehicles, spare parts, furniture, appliances, supplies, computer hardware, software and other items of tangible personal property owned by CharterMed or used in the operation of the Business on the Closing Date (the "Equipment and Personalty"), including without limitation all items set forth in a list and description of such Equipment and Personalty, attached as Schedule 1.02;

     1.03      Contract Rights and Leases.  All rights, benefits and obligations
               --------------------------
of CharterMed under the contracts, purchase orders, agreements and leases in the ordinary course of business (in addition to the Lease) in effect on the Closing Date entered into by, or for the benefit of, CharterMed relating to the operation of the Business; including without limitation those listed on Schedule
1.03 attached;

     1.04      Prepaid Expenses and Deferred Costs.  Except as provided by
               ------------------------------------
Sections 2.04, all rights to prepaid expenses, including the security deposit described in the Lease, and deferred costs of CharterMed relating to the Business and existing on the Closing Date (collectively, the "Prepaid Expenses"), including without limitation all items set forth on a list and description of such prepaid expenses and deferred costs, as of the date specified being attached as Schedule 1.04;

     1.05      Inventory.  All of the raw materials, work in process, finished
               ---------
goods, spare parts and supplies inventory, whether on-site or on consignment, used or maintained by CharterMed in connection with the operation of the Business on the Closing Date (the "Inventory"), including without limitation all items set forth on a list of such inventory, with its actual cost, as of the date specified, attached as Schedule 1.05, except such Inventory as shall have been sold in the ordinary course of CharterMed's business in the period from the date of such list until the Closing Date;

     1.06      Accounts Receivable.   All of the accounts receivable of
               -------------------
CharterMed attributable to the operation of the Business as of the Closing Date, (the "Accounts Receivable") which on June 30, 1997 were $466,452 collectively. CharterMed shall furnish within 10 days prior to the Closing Date a list of all Accounts Receivable as of December 31, 1997, which list is attached hereto as
Schedule 1.06;

     1.07      Records.  All books, accounts, lab notebooks, research and
               --------
development documents and other records (whether in printed or electronic form) of CharterMed relating to the operation of the Business, wherever located;

     1.08      Goodwill.  The goodwill of the business including its going
               --------
concern value;

     1.09      Intangible Property.   All inventions, patents, formulae, know-
               --------------------
how, patent applications, copyrights, trade secrets, trademarks, tradenames, drawings, designs, blue prints, computer programs, software and manufacturing records owned by CharterMed and relating to the Business, including but not limited to, records relating to products presently conceived, in research or development, or produced or in use in the business of CharterMed;

     1.10      Customer and Supplier List.  All information, files, records,
               ---------------------------
data, plans, contracts and recorded knowledge, including customer and supplier lists, relating to the Business. A complete and accurate list of the customers and suppliers of CharterMed, which shall include all accounts shipped to in 1995 and 1996 by dollar amount, plus all new customers added in 1997; by dollar amount is attached as Schedule 1.10;

     1.11      CharterMed Names.  The exclusive right to use the name
               -----------------
"CharterMed" and any derivation and all related names, marks, logos and abbreviations, subject, however, to the provisions of Section 11.07 below;

     1.12      Insurance Policies.  All insurance policies of CharterMed and
               -------------------
rights in connection therewith including, without limitation, any prepaid premiums as listed in Schedule 1.12; and

     1.13      Website.  All rights to the use of the existing CharterMed
               --------
website.

     2. ASSETS TO BE RETAINED BY CHARTERMED. Notwithstanding the foregoing, the Assets to be sold, transferred, assigned or conveyed to CML shall not include the following:

     2.01      Cash.  All of CharterMed's cash on hand and all cash contained in
               ----
any bank account of CharterMed;

     2.02      Certain Records.  Such business records which relate to the
               ----------------
assets and obligations of CharterMed retained by CharterMed, provided, however, that CharterMed shall preserve and maintain such business records for a period of seven (7) years, or until all open tax years are closed, from and after the Closing Date and permit CML reasonable access to the same and not destroy or discard the same without CML's prior written consent;

     2.03      Employee Pension and Benefit Plans.  Assets associated with any
               -----------------------------------
employee benefit plans of CharterMed, including but not limited to, welfare plans and all contracts and insurance policies entered into or issued pursuant to any such plan;

     2.04      Tax Credits and Refunds.  Local, state and federal income and
               -----------------------
franchise tax credits, refunds and prepayments arising with respect to the property, business or income of CharterMed prior to the Closing, whether or not in being or known at the Closing Date; and

     2.05      Corporate Records.   CharterMed 's corporate minute book, stock
               ------------------
record books and corporate seal.

     3.        LIMITED ASSUMPTION OF LIABILITIES BY CML.
               -----------------------------------------

     3.01      Obligations Under Contracts and Leases.  As partial consideration
               ---------------------------------------
for the sale of the Assets, CML will assume responsibility for, and perform or satisfy when due, all liabilities, commitments and obligations of CharterMed under the Lease, and those contracts, purchase orders, agreements and other leases existing as of the Closing and listed on Schedule 1.03;

     3.02      Trade Payables.  CML shall assume responsibility for the specific
               ---------------
trade payables and accrued expenses set forth in Schedule 3.02 (the "Trade Payables");

     3.03      Product Warranty and Return Obligations.  (a) CML shall be
               ----------------------------------------
responsible for all liabilities and obligations relating to or arising out of any replacements under any product warranty relating to, or the return of, or any allowance given with respect to, any product of the Business manufactured by CML and sold, distributed or otherwise disposed of by CML after the Closing, except those described in paragraph 3.03(b)(ii).

      (b) CharterMed shall continue to be responsible for all liabilities and obligations relating to or arising out of any replacements under any product warranty relating to, or the return of, or any allowance given with respect to, any product (i) sold, distributed or otherwise disposed of by CharterMed at any time prior to the Closing Date, including claims made after the Closing Date, and (ii) in inventory as finished goods or inventory at the sterilizer at the Closing Date and sold, distributed or otherwise disposed of by CML;

     3.04      Personal Property Taxes.  CharterMed will pay to CML any unpaid
               ------------------------
property taxes that accrue prior to the Closing Date;

     3.05      Post-Closing Responsibilities.  (a) CML shall be solely
               ------------------------------
responsible for any and all liabilities and obligations directly or indirectly arising out of or relating to the conduct of the Business by CML after the Closing and relating to periods from and after the Closing.

     (b) CharterMed shall be solely responsible for any and all liabilities and obligations directly or indirectly arising out of or relating to the conduct of the Business by CharterMed before the Closing and relating to periods before the Closing.

     3.06      Liabilities Not Assumed.  All liabilities other than those listed
               ------------------------
in sections 3.01 through 3.05 are expressly not assumed by CML. CharterMed agrees that it will remain responsible for all liabilities not assumed; and

     3.07      No Expansion of Third Party Rights.  The assumption provided for
               -----------------------------------
in Sections 3.01 through 3.05 above shall in no way expand the rights or remedies of any third party against CML or CharterMed as compared to the rights and remedies which such third party would have had against CharterMed had CML not assumed such liabilities.

     4.        CLOSING; PURCHASE PRICE AND PAYMENT.

     4.01      Closing Date, Place and Time.  The transactions contemplated
               -----------------------------
shall take place at 11:00 a.m. on February 6, 1998 at the offices of Burns, Kennedy, Schilling & O'Shea, 598 Madison Avenue, 9/th/ Floor, New York, NY 10022, or at such other time, date and place as are mutually determined by the parties. "Closing" shall mean the meeting between the parties and their representatives at which title to the Assets is transferred from CharterMed to CML and the transactions contemplated by the Agreement are consummated, and "Closing Date" shall mean the date on which the Closing takes place. The transactions contemplated by the Agreement shall be deemed effective as of 11:59 p.m. on the Closing Date;

     4.02      Purchase Price and Method of Payment.  The purchase price for the
               -------------------------------------
Assets and the Covenants Not to Compete referred to in Section 9.03, net of the specific liabilities assumed, (the "Net Purchase Price") shall be $7,300,000 which will be payable as follows: (a) $6,580,000 by wire transfer of funds to CharterMed's bank account, or delivery of other immediately available funds to CharterMed, at the Closing and (b) an Indemnification Note in the amount of $720,000 ("Indemnification Note" described further in paragraph 12.01 below) with a guarantee of Lydall Central, Inc. both substantially in the form of Exhibits A1 and 2 attached hereto. The Net Purchase Price shall be subject to adjustment as set forth in Section 4.05;

     4.03      Allocation of Purchase Price.   After Closing, CML and CharterMed
               -----------------------------
shall attempt in good faith to agree to an allocation of the Purchase Price (including liabilities assumed by CML pursuant to Section 3) among the Assets, the Covenants Not to Compete and the liabilities assumed. The parties shall cause appropriate filing reflecting the allocation to be made with Federal and State taxing authorities as shall be required by law. In the event CML and CharterMed do not agree on such allocation, each may allocate the Purchase Price in its own discretion and file its tax return accordingly;

     4.04      Risk of Loss.  All risk of loss with respect to the Assets shall
               ------------
remain with CharterMed until the Closing and shall pass to CML when the transactions contemplated are deemed effective as defined in 4.01 above; and

     4.05      Net Asset and Liability Adjustment.
               -----------------------------------
(a) Within 30 days after the Closing Date, CharterMed shall prepare and deliver to CML a statement (the "Closing Date Statement") setting forth CharterMed's Net Assets and Liabilities (as defined in Section 4.05(d)(iii)) as of the Closing Date ("Closing Date Net Assets and Liabilities"). The Closing Date Statement shall also set forth a calculation of the amount by which Closing Date Net Assets and Liabilities exceeds or is less than $1,167,796 ("Adjustment"). Within 90 days of the Closing Date, CML shall complete its examination of the Closing Date Statement and shall deliver to CharterMed either a written acknowledgment of CML accepting the Closing Date Statement and the Adjustment or a written report ("Adjustment Report") setting forth in detail any proposed adjustments to the Closing Date Statement and the Adjustment and the reasons and supporting data therefor. In the event that CML fails to deliver such acknowledgment or Adjustment Report within such ninety (90) day period, the Closing Date Statement (and each of the Closing Date Net Assets and Liabilities and the Adjustment set forth thereon) delivered by CharterMed to CML shall be deemed to be correct and to have been finally determined under Section 4.05 (c) below.

     (b) If CML shall deliver an Adjustment Report to CharterMed within the period set forth in Section 4.05(a), CML and CharterMed shall attempt to resolve any differences and agree upon the Adjustment. In the event that CharterMed and CML fail to agree on any or all of CML's proposed adjustments to the Closing Date Statement contained in the Adjustment Report within 15 days after CharterMed receives the Adjustment Report, then the parties shall submit the matter to Arthur Anderson (the "Independent Auditors") to resolve any dispute. The Independent Auditors, acting as independent auditors and not for the benefit of CML or CharterMed, shall make the final determination with respect to the correctness of the adjustments in Closing Date Net Assets and Liabilities proposed by CML in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be in writing and state the basis for the finding and shall be final and binding on CML and CharterMed. The costs and expenses of the Independent Auditors for their services rendered pursuant hereto shall be borne equally by CML and CharterMed.

     (c) The term "Final Closing Date Statement" shall mean the Closing Date Statement delivered pursuant to Section 4.05(a), as adjusted, if at all, pursuant to Section 4.05(a) or 4.05(b) and the "Settlement Date" shall mean the date on which the Final Closing Date Statement is agreed to by the parties or finally determined by the Independent Auditors, as the case may be. Until the Settlement Date, CML agrees to provide CharterMed, its representatives and advisors, and the Independent Auditors with access, during CML's normal business hours and upon reasonable advance notice, to the books and records of CharterMed for the purpose of preparing the Closing Date Statement and reviewing any proposed adjustments set forth in the Adjustment Report.

     (d)(i) In the event that the Closing Date Net Assets and Liabilities set forth in the Final Closing Date Statement exceeds $1,167,796, CML agrees to pay to CharterMed within 5 days of the Settlement Date an amount equal to the excess of the Closing Date Net Assets and Liabilities set forth in the Final Closing Date Statement over $1,167,796 within 5 days of the Settlement Date to CharterMed's bank account.

     (ii) In the event that the Closing Date Net Assets and Liabilities set forth in the Final Closing Date Statement is less than $1,167,796, the parties agree that the amount of the difference shall be paid to CML by off set against amounts due and owing under the Indemnification Note, within 5 days of the Settlement Date, as provided in the Indemnification Note.

     (iii) For purposes of this Section 4.05, the term "Net Assets and Liabilities" shall mean an amount equal to the difference between (x) the aggregate amount of CharterMed's Accounts Receivable, less any applicable allowance for doubtful accounts and other reserves, Inventory, Prepaid Expenses and Net Fixed Assets as of the Closing Date, and (y) the amount of CharterMed's Trade Payables (including accrued expenses) being assumed pursuant to Section
3.02 as of the Closing Date, all
determined consistently with the way such amounts were determined for purposes of the 1996 Year End Statements (as defined in Section 7.07).

     5.        EMPLOYEES; EMPLOYEE PENSION AND WELFARE PLANS

     5.01      Employment; Medical Benefits.  With respect to any employee who
               -----------------------------
becomes employed by CML, CML shall provide substantially the same medical benefits as are presently provided by CharterMed;

     5.02      Employee Pension Plans and Benefits.  CML shall not assume any
               ------------------------------------
obligation for and shall have no liability to provide to any employee or former employee of CharterMed pension benefits earned or accrued prior to the Closing, if any, under any pension plan or any other employee benefit plan maintained by CharterMed with respect to service with CharterMed or any other entity prior to the Closing. All such obligations and liabilities, if any, shall remain the sole and exclusive responsibility of CharterMed;

     5.03      Other Employee Pension Plans and Benefits.  CML shall not assume
               ------------------------------------------
any obligation and shall have no liability whatsoever to CharterMed or any employee or former employee thereof or any other person or entity with respect to the funding, payment or provision of pension, profit-sharing, 401(k) benefits or other plans earned or accrued prior to the Closing, if any, under any pension, profit-sharing 401(k) benefits or other plans sponsored by CharterMed, whether or not any employees become employees of CML. CharterMed shall retain all such obligations, if any, and shall remain solely and exclusively liable for all benefits earned or accrued prior to the Closing, if any, under any such plans; and

     5.04      Employee Welfare Plans, Worker's Compensation.  CML  shall have
               ---------------------------------------------
no liability whatsoever to employees or former employees of CharterMed with respect to incurred worker's compensation claims or to benefits provided, earned or accrued under any welfare benefit plan sponsored by CharterMed prior to the Closing. CML shall not assume any obligation and shall have no liability whatsoever with respect to any welfare benefit claims, including without limitation medical, dental, life, or disability claims incurred by an employee or his family prior to the Closing or workers compensation claims incurred prior to the Closing. A medical or dental claim shall be deemed to be incurred when the services relating to that event that is the subject of the claim were performed. A life or disability claim is deemed to have been incurred on the date of death or disability. A worker's compensation claim is deemed to have been incurred on the date of accident.

     6. INSTRUMENTS OF CONVEYANCE AND ASSUMPTION. (a) At the Closing, CharterMed shall deliver to CML such bills of sale, endorsements and assignments in the form of Exhibits B-1 attached hereto, and such other instruments of sale, conveyance, transfer and assignment as may be reasonably requested by CML, in order to convey to CML good title to the Assets, free and clear of all claims, charges, equities, liens (including tax liens other than liens for taxes and assessments not yet due and payable), security interests and encumbrances except as described in Section
7.03 and except for minor imperfections of title and liens, security interests, and encumbrances which, individually and in the aggregate, do not materially detract from the value of or impair the use of the Assets as currently utilized. CML shall pay the costs for recording the instruments of conveyance. Any sales, use, excise, transfer or other similar taxes, imposed with respect to the transfer of the Assets shall be the sole responsibility of CharterMed; and

     6.01      Conveyance Documents.  At the Closing, CML shall execute and
               ---------------------
deliver to CharterMed an Assumption Agreement in the form attached as Exhibit B-2 and such other instruments or agreements of assumption as may be reasonably requested by CharterMed, in order to further evidence the assumption by CML of the liabilities specified in Article 3.

     7. REPRESENTATIONS AND WARRANTIES OF CHARTERMED. CharterMed represents, warrants and agrees that:

     7.01      Completeness of Disclosure.  No representation or warranty by
               ---------------------------
CharterMed in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to CML pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading;

     7.02      Organization and Good Standing of CharterMed.  CharterMed is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with full power and authority to own and operate the Assets and to conduct the Business as now being conducted and CharterMed is duly qualified to do business in New Jersey and all other jurisdictions where the nature of the properties owned or leased by it or the business conducted by it require that it be so qualified;

     7.03      Title to and Condition of the Assets.  CharterMed has good title
               -------------------------------------
to the Assets, free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances except for (a) liens for taxes and assessments not yet due and payable, (b) liens listed on Schedule 7.03, and
(c) minor imperfections of title and liens, security interests and encumbrances which, individually and in the aggregate, do not materially detract from the value of or impair the use of the Assets as currently utilized (collectively, "Permitted Liens"). CharterMed has full right, power, capacity and authority to sell, transfer, assign, convey and deliver good title to the Assets to CML as provided in this Agreement, and delivery on the Closing Date will convey to CML good title to the Assets, free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances, except for Permitted Liens;

     7.04      Contracts of CharterMed.   Schedule 1.03 includes a correct and
               -----------------------
complete list of all written or oral contracts agreements or arrangements to which CharterMed is a party relating to the operation of the Business including any agreements with CharterMed's shareholders, directors or officers. CharterMed has no contracts in excess of $1,000 other than those listed on Schedule 1.03. CharterMed has provided CML with true and correct copies of all such written contracts, including the Lease and a true and complete summary of all oral contracts;

     7.05      CharterMed's Authority and No Conflict.  CharterMed has the full
               --------------------------------------
corporate right, power and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by CharterMed. The execution of this Agreement and the consummation of the transactions contemplated will not result in any conflict with, breach, result in a violation or termination of, or default under CharterMed's charter or by-laws or any law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which CharterMed is a party or by which it is bound and CharterMed has obtained all necessary consents or approvals of governmental bodies, lenders, lessors or other third parties. All corporate action and other authorizations prerequisite to the execution of this Agreement by CharterMed and the consummation by CharterMed of the transactions contemplated by this Agreement have been taken or obtained by CharterMed. The Agreement is a valid and binding agreement of CharterMed, enforceable against CharterMed in accordance with its terms;

     7.06      Brokers.  There has been no broker or finder involved in any
               --------
manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated;

     7.07      Financial Statements.  Attached as Schedule 7.07 are the
               ---------------------
unaudited financial statements of CharterMed for the twelve month period ended December 31, 1997 ("Interim Statements") and the reviewed financial statements for the full fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 ("Year-End Statements"). The Year-End Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and fairly present in all material respects the financial position of CharterMed at and as of December 31, 1994, December 31, 1995 and December 31, 1996 respectively, and the results of operations for the fiscal years then ended. Except as set forth in the Notes to the Interim Statements, the Interim Statements have been prepared in accordance with GAAP, do not reflect any material accounting principle changes from prior periods and fairly present in all material respects the financial position of CharterMed at and as of December 31, 1997 and the results of operations for the twelve months then ended. The information set forth in
Schedule 7.07 is true and correct in all material respects;

     7.08      Taxes.  CharterMed has filed, or caused to be filed, with the
               -----
appropriate Federal, state and local governmental agencies all tax returns required to be filed on or before the Closing Date, and has paid, or caused to be paid all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable or claimed to be due and payable thereon prior to Closing. CharterMed has paid, or caused to be paid, all applicable corporate franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description which arise out of the conduct of the business of CharterMed or relate to the Assets and which are required to be paid on or prior to the Closing Date, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes.
CharterMed shall continue to be responsible for all such taxes;

     7.09      Litigation or Claims.  There is no litigation, proceeding,
               --------------------
arbitration, alternate dispute matter assessment, governmental investigation or other claim pending, or so far as known to CharterMed, threatened, against or relating to CharterMed or the Business or otherwise relating to the transactions contemplated by this Agreement, except as set forth on Schedule 7.09;

     7.10      Compliance with Law.   CharterMed has complied with all
               --------------------
applicable statutes and regulations of all governmental authorities having jurisdiction over CharterMed or any of the Assets. There is no outstanding order, investigation, inquiry, writ, injunction or decree of any court or arbitrator, government or governmental agency against, or affecting the Business or any of the Assets;

     7.11      Absence of Certain Changes or Events
               -------------------------------------
     (a) Since June 30, 1997, except as set forth in Schedule 7.11, CharterMed has not:

          (i) incurred any obligation or liability (fixed or contingent), except trade or business obligations incurred in the ordinary course of business which are (either individually or in the aggregate) materially adverse, and except for obligations under contracts, agreements, leases and documents listed in Schedule 1.03;

          (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), except current liabilities included on the Interim Balance Sheet, current liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business, and obligations and liabilities under contracts, leases or documents referred to in Schedule 1.03;

          (iii) mortgaged, pledged or subjected to lien, charge, security interest or to any other encumbrance any of its assets or properties;

          (iv) sold, transferred, leased or otherwise disposed of any of its assets or properties, except for a fair consideration in the ordinary course of business or entered into any option, contract or other commitment to sell, transfer, lease or otherwise dispose of any of its assets or properties;

          (v) canceled or compromised any debt or claim except for adjustments made with respect to contracts for the purchase of supplies or for the sale of products in the ordinary course of business, which in the aggregate are not material;

          (vi)   waived or released any rights of any material value;

          (vii) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or other know-how relating to the Business;

          (viii) made or granted any general wage or salary increase or entered into any employment contract with any officer or key employee or increased any officer or key employee wage or salary more than 5% since June 30, 1997;

          (ix) entered into any transaction other than in the ordinary course of business;

          (x) suffered any business interruption or casualty loss or damage, whether or not such loss or damage shall have been insured against;

          (xi) suffered any material adverse change in its financial condition, properties or business;

          (xii) made or entered into any contract or commitment to make any capital expenditures, which have not yet been paid for, in excess of $10,000 individually or $15,000 in the aggregate; and

          (xiii) made any non-cash distribution of any kind to any of the shareholders, officers or directors of CharterMed;

     7.12.     Environmental Matters.
               ----------------------
     (a) The following definitions shall apply for purposes of this Section:

          1              "Environmental Laws" means any and all Federal, state,
                         --------------------
local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, guidelines, policies or requirements of any governmental authorities regulating or imposing standards of liability or standards of conduct (including common laws) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, wetlands and watercourses, health protection and similar environmental, health, safety, building, and land use concerns as may at any time be in effect.

          (ii)           "Environmental Condition" means circumstances with
                         -------------------------
respect to soil, surface waters, groundwaters, stream sediments, air and similar
environmental media both on and off   the Real Property and any other real
property which CharterMed owns, leases or operates or has ever in the past owned, leased or operated (together "CharterMed Property") resulting from any activity or inactivity, including but not limited to, storage, treatment, transportation, disposal, or operations occurring on or off such real property, that could require investigatory, corrective and/or remedial measures and/or that may result in claims, demands and/or liabilities by CharterMed or third parties including, but not limited to, governmental entities.

          (iii)          "Hazardous Materials" means any petroleum, petroleum
                         ---------------------
products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, infectious materials and any other element, compound mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment .

          (iv)           "Release" means releasing, spilling, leaking, pumping,
                         ---------
pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or as otherwise defined under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation Liability Act ("CERCLA") or other Environmental Laws. This term shall be interpreted to include the past, present and future tense, as appropriate.

     (b) Except as set forth in Schedule 7.12,

          (i) At no time have the Assets or CharterMed been used for the generation, storage, transportation or disposal of Hazardous Materials or as a landfill or other waste disposal site. There are not now, nor have there ever been, underground storage tanks on CharterMed Property, to the best of the knowledge of CharterMed.

          (ii) CharterMed and the CharterMed Property are in full compliance with all Environmental Laws. No event has occurred which, with the passage of time or the giving of notice or both, would constitute non-compliance with Environmental Laws.

          (iii) There are no agreements, consent orders, decrees, judgments, licenses or permit conditions, or other directives, issued by a governmental department or agency which require any change in the present condition of the Assets or the CharterMed Property.

          (iv) There are no actions, suits, claims or proceedings, pending or threatened, arising out of the condition of the Assets or the CharterMed Property or relating to a violation or non-compliance with any Environmental Law or with respect to the generation, storage, disposal, discharge or

Release of Hazardous Materials off-site or at or from the Assets or the CharterMed Property or relating to health or safety practices at the CharterMed Property.

          (v) CharterMed has not received any notice from its insurance carrier or mortgagee as to recommendations made regarding Hazardous Materials or safety issues at the Assets or the CharterMed Property, and CharterMed has not been denied insurance coverage (nor has any insurance coverage been canceled) by reason of Hazardous Materials at the Assets or the CharterMed Property or for any other reason.

          (vi) Neither the Assets nor the CharterMed Property are a designated landmark or in a designated Historic District, and CharterMed has not received any notice that either the Assets or the CharterMed Property are being considered for landmark designation or are to be included within any contemplated Historic District.

          (vii) All material zoning, use, building, housing, safety, fire and health approvals, and all material permits and licenses necessary to operate, occupy and use the Assets and the CharterMed Property as intended by CML have been issued and are in full force and effect, and CharterMed is in full compliance therewith. CharterMed has not taken any action or made any improvements which would require amending, modifying or supplementing the foregoing.

          (viii) There has been no Release of any Hazardous Materials on, upon or into the Assets or the CharterMed

Property and there has been no such release on, upon or into any real property adjoining or in the vicinity of the Assets or the CharterMed Property which through air, soil or groundwater migration could have come from sources located upon the Assets or the CharterMed Property.

          (ix) CharterMed has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any other Environmental Law, and all permits, licenses and authorizations are valid and in full force and effect. CharterMed is in full compliance with all terms and conditions of such required permits, licenses and authorizations, and is also in full compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

          (x) CharterMed is not aware of, nor has CharterMed received notice of, any past, present or future events, conditions, Environmental Conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material in connection with the operation of the CharterMed Property;

     7.13      No Change in Business Relationships.  Since June 30, 1997, there
               ------------------------------------
has not been any interruption in the business relationship of CharterMed with any supplier, customer or other party with which CharterMed has or has had any substantial business agreement or arrangement. CharterMed has no knowledge that any such party contemplates termination of such party's business relationship with CharterMed or any reduction in the volume of business carried on with CharterMed during the preceding two years, except as set forth on Schedule 7.13;

     7.14      Employment Agreements.  (a) CharterMed has no:
               ----------------------
               (i) collective bargaining agreement in effect with respect to the employees of CharterMed, nor

               (ii) employment agreement with any of the employees of CharterMed.

     (b) With respect to employees of CharterMed:

               (i) CharterMed is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices;

               (ii) there is no unfair labor practice complaint against CharterMed pending or threatened before the National Labor Relations Board or any comparable state, local or foreign agency;

               (iii) there is no labor strike, dispute, slowdown or stoppage pending or threatened against or directly affecting CharterMed;

               (iv) no union representation question exists and no union organization effort is underway, respecting the employees of CharterMed.

               (v) CharterMed has not experienced any material work stoppage in the last eighteen (18) months;

               (vi) CharterMed is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the Closing Date or amounts required to be reimbursed to such employees;

               (vii) upon termination of the employment of any of the employees of CharterMed by CML after the Closing Date, CML will not be liable to any of its employees for severance pay pursuant to any severance policy or agreement entered into by CharterMed for payments to be made in the event of a change of control;

               (viii) The employment of each of CharterMed's employees is terminable at will without cost to CharterMed except for payments required under the welfare plans and employee plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by CharterMed before a non-employee is hired by CharterMed.

               (ix) Schedule 7.14 contains a true and complete list of all employees who are employed by CharterMed as of December 31, 1997, and said list correctly reflects their current salaries, wages, most recent compensation adjustment, other compensation (other than benefits under the plans, welfare plans and employee plans), dates of employment and positions. CharterMed does not owe any past or present employees any sum other than for accrued wages or salaries for the current payroll period, and amounts payable under the plans, welfare plans or employee plans.

     7.15      Patents, Trademarks, Trade Names and Copyrights.
               ------------------------------------------------

The Business as presently conducted by CharterMed, and as proposed to be conducted by CML, does not infringe, interfere or contravene any presently outstanding patents, patent licenses, trademarks, service marks, trade names, brand names, applications or license rights or other proprietary rights held by others, and CharterMed, to its knowledge, is not in violation of any such rights with respect to any past events. All patents, patent licenses, trademarks, service marks, trade names, brand names, and other proprietary rights owned by CharterMed or used by CharterMed in the operation of its business are listed in Schedule 7.15;

     7.16      Processes and Know-how.   CharterMed possesses, and upon
               -----------------------
consummation of the transactions contemplated hereby CML will possess, without restriction all of the processes, know-how, technology, designs, patterns, blueprints, franchises, licenses and applications, and rights in respect thereof, necessary for the continued conduct of the Business as presently conducted, without the need for patents or licenses other than as disclosed in
Schedule 7.15 or listed under Schedule 1.03;

     7.17      Utilities.     There is available to the facility and such
               ----------
facility is adequately serviced by, such public utilities as are required to conduct the Business it presently is being conducted, including, but not limited to, water, sewer, heat and electricity, and all payments, assessments, deposits and other charges related to such utilities and other existing on-site improvements have been paid in full to the extent that they are due;

     7.18      Licenses and Permits.  Schedule 7.18 contains a complete and
               --------------------
accurate list of all registrations, certifications, permits, licenses, approvals, authorizations and consents of any federal, state or municipal governmental agency or authority held by CharterMed which are required for the conduct of the Business is now being conducted ("Licenses and Permits"); all such Licenses and Permits are in full force and effect; and there is no claim, action, investigation or proceeding pending or threatened, which would materially affect any of the foregoing. CharterMed has no knowledge of any condition presently existing which affects the validity of any of the Licenses and Permits. CharterMed shall transfer to CML such Licenses and Permits as are transferable without the consent of a third party. If any Licenses and Permits are not transferable to the CML, CharterMed will cooperate with and assist CML in applying for any such Licenses and Permits as are not transferable, or obtaining such consents;

     7.19      Absence of Undisclosed Liabilities - The Interim Statements have
               ----------------------------------
made, and the balance sheet contained in the Interim Statements (the "Interim Balance Sheet") makes full and adequate provision for all obligations and liabilities (whether known or unknown, fixed or contingent) of CharterMed as of the date of the Closing. As of the Closing Date, CharterMed will have no obligations or liabilities of any kind whatsoever (whether known or unknown, fixed or contingent) except (i) to the extent reflected or reserved against on the Interim Balance Sheet or (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business, none of which is material, or (iii) disclosed in Schedule 7.19;

     7.20  Inventory - Except as listed on Schedule 7.20, the inventories of
           ---------
                CharterMed as reflected on the Interim Statements consist, and the Inventory on hand on the Closing Date, as listed on Schedule 1.05, consists, of items of a quality and quantity usable and salable in the ordinary course of the Business, except for obsolete items and items of below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided. All such Inventory is of good and merchantable quality, except for obsolete, defective or damaged items, if any. Any defective or damaged items have been written down to realizable market value. Obsolete items shall be deemed to have no value. An item of Inventory shall be considered obsolete if no portion of such item is not expected to be consumed in the manufacturing process or is not expected to be sold within a twenty-four month period following Closing. "Realizable market value" for items which are obsolete, defective or damaged shall mean the value ascertained by valuing the item, if it is finished, at net selling price (gross selling price less all discounts) less any related sale or delivery expense, or if it constitutes work in process, at net selling price (gross selling price less all discounts) less cost to complete and any related sales or delivery expense, or if it constitutes manufacturing supplies, at market value or if constitutes raw material, at the lesser of cost or market value;

     7.21      Accounts and Notes Receivable - The accounts receivable listed on
               -----------------------------
Schedule 1.06 and notes receivable of CharterMed as reflected on the Interim Statements, and the accounts receivable and notes receivable of CharterMed on the Closing Date, will be collectible in the ordinary course of business at the aggregate face amounts thereof. In the event that all of the accounts receivable and notes receivable of CharterMed on the Closing Date are not paid in full prior to the one hundred and twentieth (120/th/) day after the Closing Date, CharterMed shall repurchase, free and clear of any encumbrance, all said unpaid accounts and notes (and any unpaid portion of either) from CML for its or their then unpaid balance in accordance with Section 11.02. The accounts receivable and notes receivable shall be valid and enforceable, uncontested claims for goods delivered or services performed, with no offsets, defenses, counterclaims or disputes as to the amount owing, except as specifically noted in Schedule 7.21;

     7.22      Solvency. CharterMed is not insolvent as of the Closing Date and
               --------
shall not be rendered insolvent as a result of the transactions contemplated by this Agreement. The transactions contemplated hereby will not cause CharterMed to fail to pay its debts as they become due, and will not cause the remaining assets of CharterMed to be unreasonably small in relation to its business. For purposes of this Agreement, the term "insolvent" shall have the same meaning such term has under the Uniform Fraudulent Transfer Act, as adopted and in effect on the Closing Date;

     7.23      Subsidiaries.  CharterMed has no subsidiaries and does not own,
               -------------
directly or indirectly, any capital stock or other equity securities of any corporation or other entity, or have any direct or indirect equity interest in any business;

     7.24      ERISA and COBRA Compliance.  (a) Except for the plans disclosed
               ---------------------------
on Schedule 7.24 (the "Plans"), CharterMed neither maintains nor contributes to any employee pension benefit or welfare plans, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, pension, profit-sharing or deferred compensation plan, agreement or arrangement for the benefit of CharterMed's employees (collectively, the "Employee Plans"), nor has CharterMed nor any of its officers or directors taken any action directly or indirectly to obligate CML to institute any such Employee Plan. CharterMed has complied with all terms and conditions of, and has no liabilities or obligations with respect to, the Plans. As of the date of this Agreement, all benefits relating to periods of service under the Plans are fully funded to the extent required by law. To the best of CharterMed's knowledge, all Plans have been maintained in full compliance with all laws, regulations and orders, including without limitation, ERISA, of all governmental authorities.

     (b)  CharterMed and any entity that is a member of a group described in
Section 414(b),(c),(m), or (o) of the Code, which group includes CharterMed, maintain only the group health plans listed in Schedule 7.24, covering employees of CharterMed. Except as disclosed in Schedule 7.24 each such group health plan has been administered in accordance with published requirements from and after the respective publication dates of such requirements (and in good faith with requirements with respect to issues and for periods prior to the dates on which published guidance was available) relating to continuation coverage for people who would otherwise lose coverage as a result of certain events set forth in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, and regulations thereunder;

     7.25      Product Liability. CharterMed has not made any oral or written
               -----------------
warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof except as are described in Schedule 7.25. There are no material claims pending or anticipated or threatened against CharterMed with respect to the quality of or absence of defects in such products or services. Schedule 7.25 sets forth a summary, which is accurate in all material respects, of all returns of defective products during the period beginning January 1, 1996 and ending on the date hereof, and all credits and allowances for defective products given to customers during said period, and said summary in each case accurately describes the defect which resulted in the return, allowance or credit. CharterMed has no knowledge or reason to believe that the percentage of products sold and services performed by CharterMed for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which CharterMed has sold and performed for which warranty adjustments have been required in the past. CharterMed has not been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services at any time during the six (6) year period preceding the date hereof;

     7.26      Corrupt Practices.   Neither CharterMed nor any of its former or
               -----------------
current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to CharterMed or its business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of CharterMed, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, CharterMed has not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales;

     7.27      Adequate Assets.     Except for cash, the Assets are adequate to
               ----------------
conduct the Business as it is presently being conducted, and the Assets conveyed to CML on the Closing Date will be adequate to enable CML to continue to conduct such Business as it is presently being conducted; and

     7.28      Condition of Equipment and Personalty.  The Equipment and
               -------------------------------------
Personalty are in good operating condition and repair (ordinary wear and tear excepted). The Equipment, Real Estate and the buildings and other facilities located on the Real Estate are free of any latent structural or engineering defects known to CharterMed or any patent structural or engineering defects. CharterMed does not use in the conduct of its business any property, assets, or rights, real or personal, tangible or intangible, which are not either (i) owned by it and reflected in the 6/30/97 Interim Statements, (ii) leased by it under the Lease, or (iii) which it otherwise has the right to use under contracts, licenses or agreements disclosed to CML pursuant to Schedules to this Agreement.

     8. REPRESENTATIONS AND WARRANTIES OF CML. CML represents, warrants and covenants that:

     8.01      Completeness of Disclosure.  No representation or warranty by CML
               --------------------------
in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to CharterMed pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading;

     8.02      Organization and Good Standing.  CML is a corporation duly
               -------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own and operate the Assets and to carry on the Business as now being conducted;

     8.03      Authority of CML.  CML has the full right, power and authority,
               -----------------
to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by CML and the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any conflict, breach, violation or termination of or default under any charter, by-law, law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which CML is a party or by which it is bound and CML has obtained all necessary consents, approvals of governmental bodies, lenders, lessors, or other third parties. All corporate action and other authorizations prerequisite to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by CML. This Agreement is a valid and binding agreement of CML, enforceable against CML in accordance with its terms;

     8.04      Brokers. There has been no broker or finder involved in any
               --------
manner on behalf of CML in the negotiations leading up to the execution of this Agreement, or the consummation of any transactions contemplated as a result of any agreements or understandings made by CML; and

     8.05      Financing.  CML has funds available (including those to be
               ---------
provided to it pursuant to binding financing commitments) which are sufficient to pay the Purchase Price and to pay all other amounts owing by it in connection with the transactions contemplated by this Agreement. CML has furnished reasonable substantiation of the foregoing to CharterMed and will, from time to time prior to the Closing at the reasonable request of CharterMed, provide to CharterMed additional substantiation of the status thereof.

     9. CML'S CONDITIONS PRECEDENT TO CLOSING. CML's agreement to purchase and pay for the Assets is subject to delivery at the Closing of the deeds, bills of sale, endorsements, assignments, and other instruments of sale, conveyance, transfer and assignment as contemplated by Section 6 and to the occurrence of each of the following conditions (any of which may be waived by CML):

     9.01      Representations and Warranties.  Each of the representations and
               -------------------------------
warranties set forth in Article 7 and in the Schedules delivered pursuant thereto shall be true and correct in all material respects on the Closing Date, and CharterMed shall execute and deliver to CML a certificate signed by authorized officers of CharterMed dated the Closing Date to such effect;

     9.02      Consent of Landlord to Assumption of Lease.  On the Closing Date,
               -------------------------------------------
CML shall receive from the landlord under the Lease, landlord's consent to CML's assumption of the Lease as modified;

     9.03      Execution of Covenants Not to Compete.  CharterMed and each of
               ---------------------------------------
Messrs. Hussey and Stroller shall have executed and delivered Covenants Not to Compete running to the benefit of CML in the form of Exhibits C1 through C3 respectively attached;

     9.04      Hart-Scott-Rodino Filings.  In the reasonable opinion of CML, all
               -------------------------
necessary requirements of the provisions of the Hart-Scott-Rodino Act (15 U.S.C.
(S)18A) and the regulations thereunder shall have been complied with, and any "waiting periods" applicable to this transaction which are imposed by statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency;

     9.05      Employment Agreement of Peter Hussey.  On the Closing Date, CML
               ------------------------------------
shall have received from Peter Hussey, the executed Employment Agreement of Peter Hussey, substantially in the form of Exhibit D attached; and

     9.06      Purchase of Insurance Policy.  CML shall have received from
               ----------------------------
CharterMed a certificate of insurance evidencing coverage under the Insurance Policy described in Section 11.09 and designating CML as an additional insured.

     10.       CHARTERMED'S CONDITIONS PRECEDENT TO CLOSING.

CharterMed's agreement to sell and deliver the Assets is subject to payment at the Closing of the amount specified in Sections 4.02, the delivery at the Closing of the instruments and agreements of assumption as contemplated and to the occurrence of each of the following conditions (any of which may be waived by CharterMed):

     10.01     Representations and Warranties.  Each of the representations and
               -------------------------------
warranties set forth in Article 8 shall be true and correct in all material respects on the Closing Date, and CML shall execute and deliver to CharterMed a certificate signed by authorized officers of CML dated the Closing Date to such effect; and

     10.02     Consent of Landlord to Assumption of Lease.  On the Closing Date,
               -------------------------------------------
CharterMed shall receive from the landlord under the Lease, landlord's consent to CharterMed's assignment of and CML's assumption of the Lease as modified, and landlord shall have released CharterMed from any obligations under the Lease.

     10.03     Indemnification Note and Guaranty.  CharterMed shall have
               ---------------------------------
received from CML the Indemnification Note and Guarantee of Lydall Central, Inc. described in Section 4.02.


     11.       COVENANTS

     11.01     Transition Period.  During the transition of ownership from
               ------------------
CharterMed to CML beginning on the Closing Date and continuing for a reasonable period thereafter, not to exceed one year, CharterMed will:

               (a) to the extent not included in the Assets, make available to, and take all actions reasonably necessary to transfer and convey to, CML all information or records needed for the manufacture of the products and the operation of the Business including access to all software or other computer systems used by CharterMed or any entity under CharterMed's control in relation to CharterMed's operation of the Business; and

               (b) make available to CML its representatives for conferences, assistance and meetings at
                   reasonable times during normal business hours, as CML shall reasonably request;

     11.02     Collection of Receivables.  If any Account Receivable listed on
               --------------------------
Schedule 1.06 shall be or become overdue and owing for a period in excess of one hundred twenty (120) days after date of invoice, at CML's request, CharterMed shall repurchase said Account Receivable from CML for its then unpaid balance, provided that CharterMed's obligation to repurchase Accounts Receivable shall be subject to the following:

          (a) CML shall promptly and diligently attempt to collect all of the Accounts Receivable before the end of 120-day collection period above referred to, but CML shall not be required to institute legal proceedings for this purpose;

          (b) any amounts received by CML with respect to an Account Receivable from an account debtor shall be applied against the invoice to which it relates.

          (c) CML agrees to permit CharterMed, including its attorneys, accountants, agents and designees, such access to the records of CML relating to the Accounts Receivable, and CML's collection thereof during normal business hours as CharterMed may deem necessary or desirable;

          (d) if: (i) any products with respect to which there is an Account Receivable are returned by a customer (other than for repair or replacement) before CML receives payment from CharterMed under this section 11.02, and (ii) such products are reasonably marketable by CML, then the amount of the Accounts Receivable related to such products that CML may require CharterMed to repurchase shall be reduced by an amount equal to the standard cost under CharterMed's system that was incurred by CharterMed in producing such returned products less any cost of rework incurred by CML and a reasonable restocking charge. If such reasonably marketable products are returned after CML instituted its rights to require CharterMed to repurchase, CML shall reverse or eliminate the set-off to the extent of an amount equal to the standard cost incurred by CharterMed in producing such goods less any cost of rework incurred by CML and a reasonable restocking charge. The return of any products which are not reasonably marketable by CML shall not result in a reduction of the amount of CharterMed's obligation under this Section 11.02.

               (e) CML shall transfer to CharterMed all rights to the Accounts Receivable with respect to which CML has exercised its repurchase rights under this Section 11.02 as well as those Accounts Receivable which come within the limitation set forth in

               Section 14.01. CharterMed may use all commercially reasonable means of collecting the unpaid Accounts Receivable, including, but not limited to, the institution of legal action against the account debtor. CharterMed, in collecting the unpaid Accounts Receivable, will make best efforts to maintain CML's relationship with the account;

     11.03     Preservation of Records.  CML covenants that for a period of
               ------------------------
seven years from and after the Closing Date, it shall preserve and maintain the records referred to in Section 1.07, shall permit CharterMed reasonable access to such records, and shall not discard or destroy such records without CharterMed's written consent;

     11.04     Confidentiality. CharterMed and CML have executed a
               ---------------
Confidentiality Agreement dated February 12, 1997 which is attached as Exhibit E, which will continue in full force and effect;

     11.05     Further Assurances.  Each party shall, at the request of the
               -------------------
other, execute and deliver to such other party all such further assignments, assumptions, endorsements and other documents and take such other actions as such other party may reasonably request in order to effect the transactions contemplated;

     11.06     Product Warranty Costs. CML shall perform, in a workmanlike
               -----------------------
manner, any product warranty repair or replacement obligation of CharterMed (not assumed by CML pursuant to Section

3.04) with respect to products of CharterMed sold by CharterMed prior to the Closing and any finished inventory or inventory at the sterilizer acquired from CharterMed. CharterMed shall reimburse CML for its actual costs for salaries, wages, employee benefits and other out-of-pocket costs to perform such warranty services on CharterMed's behalf;

     11.07     Use of Name.  From and after the Closing Date, neither
               -----------
CharterMed, Peter Hussey nor Charles Stroller shall have any right to utilize the name "CharterMed" or any derivation, related name, mark, logo or abbreviation of such name, all of which shall be the sole and exclusive property of CML; provided, however, that CharterMed shall be permitted to continue its corporate existence and to utilize its present corporate name for the sole purpose of winding up its affairs and dissolving its corporate existence. Until such time as CharterMed is dissolved, CharterMed shall not engage in any active trade or business and shall exist for the sole purpose of winding up its corporate affairs, including the preparation and filing of any necessary tax returns and other filings with governmental agencies. In the event that CML reasonably determines that the continued corporate existence of CharterMed impairs or negatively affects the ability of CML to utilize the name "CharterMed" for purposes of continuing the active conduct of the Business, then, upon no less than 30 days prior written notice from CML, CharterMed, Peter Hussey and Charles Stroller shall take whatever actions are necessary or appropriate to change its corporate name to a name that has no similarity to the name "CharterMed";

     11.08     Board Membership.  CML will nominate, and use its best efforts to
               ----------------
cause, Peter Hussey and Charles Stroller to be elected to its board of directors for a one year term, subject however to the right of CML to remove them from the board as provided for under the law, in CML's sole discretion;

     11.09     Insurance Policy.  CharterMed shall purchase a policy of
               ----------------
insurance to cover up to $5 million of continuing liability of the Business arising out of its operation of the Business prior to the Closing or as otherwise set forth in this Agreement (the "Insurance Policy"). CML shall be named as an additional insured on the Insurance Policy. CML shall pay one half of the premium of the Insurance Policy up to $27,500 by including that amount in the Purchase Price Adjustment described in Section 4.05. CharterMed hereby represents and warrants to CML that the policy will insure against all claims relating to or arising out of CharterMed's operation of the Business prior to the Closing, including but not limited to liability for all products manufactured or in inventory at the sterilizer prior to Closing, even if sold after the Closing; and

     11.10     Corporate Existence.  CharterMed will maintain its corporate
               -------------------
existence in good standing under the laws of the State of New Jersey.

     12.       INDEMNIFICATION BY CHARTERMED.

     12.01     Indemnification Note.  In accordance with paragraph 4.02,
               --------------------
$720,000 of the Purchase Price will be in the form of an Indemnification Note for the purpose of satisfying to the extent possible, CharterMed's, obligations if any, arising out of paragraph 12.02. On June 5, 1998, the amount of $240,000, less any amounts payable or claimed prior to that date with respect to the covenants, agreements, obligations, representations and warranties , will be paid by CML to CharterMed. On October 5, 1998, the amount of $240,000, less any amounts payable or claimed with respect to the covenants, agreements, obligations, representations and warranties prior to that date will be paid by CML to CharterMed. On August 6, 1999, the balance of the Indemnification Note with all interest earned, less any amounts payable or claimed prior to that date with respect to the covenants, agreements, obligations, representations and warranties, will be paid by CML to CharterMed. Upon notice to CharterMed specifying in reasonable detail the basis for such set-off, CML may set-off any amount to which it may be entitled under this Section 12 against amounts otherwise payable under the Indemnification Note. The exercise of such right of set-off by CML in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Indemnification Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit CML in any manner in the enforcement of any other remedies that may be available to it. If CharterMed disagrees with the set-off, it will so notify CML within ten days of CML's notice and the matter will be referred to Arthur Anderson for its decision as provided in Section 4.05(a); and

     12.02     Indemnification Obligation.  Subject to the conditions and
               ---------------------------
limitations set forth in this Agreement, CharterMed, shall defend, indemnify and hold CML harmless from and against any and all claims, actions, suits, demands, assessments, judgments, damages, liabilities, losses, costs or expenses (including, without limitation, fines, penalties, punitive damages and reasonable attorneys' fees) (collectively, "Damages") actually incurred or suffered by CML resulting from or arising out of (a) any inaccuracy or falsehood in any representation or any breach of warranty or nonfulfillment of any covenant by CharterMed that is contained in this Agreement or any certificate, document or instrument delivered to CML in connection with this Agreement, (b) any breach or failure to perform any covenant or other agreement of CharterMed that is contained in this Agreement, (c) any failure by CharterMed to comply with any applicable bulk sales laws or to discharge any claims asserted against CML under such laws, (d) any debt, liability or obligation of CharterMed not expressly assumed by CML pursuant to this Agreement, (e) any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered for or at the request of CharterMed with respect to this Agreement and (f) any claim based on any action, transaction, condition or event occurring or existing in connection with the Business or any of the Assets prior to the Closing Date. "Claim" as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or workers compensation.

     13. INDEMNIFICATION BY CHARTER MEDICAL, LTD. Subject to the conditions and limitations set forth in this Agreement, CML shall defend, indemnify and hold CharterMed harmless from and against any and all Damages actually incurred or suffered by CharterMed resulting from or arising out of (a) any inaccuracy or falsehood in any representation or any breach of warranty or nonfulfillment of any covenant by CML that is contained in this Agreement or any certificate, document or instrument delivered to CharterMed in connection with this Agreement, (b) any breach or failure to perform any covenant or other agreement of CML that is contained in this Agreement, (c) any of the debts, liabilities and obligations of CharterMed specifically assumed by CML pursuant to this Agreement, and (d) any claim based on any action, transaction, condition or event occurring or existing in connection with the Business or any of the Assets after the

Closing Date. "Claim" as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or workers compensation.

     14. LIMITATIONS ON INDEMNIFICATION. The obligation of the indemnifying party to indemnify the indemnified party set forth in Sections 12 and 13 above shall be subject to the following limitations:

     14.01     Limitation on Amount.  The indemnifying party shall be obligated
               --------------------
to indemnify the indemnified party only to the extent that the amount which the indemnified party shall be entitled to receive as indemnification shall exceed $37,500 in the aggregate;

     14.02     Survival of Representations and Warranties. Regardless of any
               -------------------------------------------
investigation made by any party, each of the covenants, agreements, obligations, representations and warranties of the parties will survive the Closing; and

     14.03     Defense of Claims.  In the event that any legal proceedings shall
               ------------------
be instituted or that any claim or demand shall be asserted by any person in respect of which indemnification may be sought from the indemnifying party under the provisions of Sections 12 and 13 above, the indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to assume the defense of, negotiate, settle or otherwise deal with any such legal proceeding, claim or demand; provided, however, that if the liability or obligation which is the subject matter of such claim shall arise out of a transaction or cover any period or periods wherein the indemnified party shall be responsible for part of any such liability or obligation, then both parties jointly shall defend, contest, litigate, settle and otherwise deal with any such claims, each bearing its own expenses and each choosing its own counsel. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement with respect to any matter which is the subject matter of an indemnity, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by it with respect to such matter, and the indemnifying party shall pay all of the sums so owing, by certified or bank cashier's check, within thirty (30) days after the date of such notice. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceedings, claim or demand, and will not compromise or settle any such legal proceeding, claim or demand without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

     15.       MISCELLANEOUS

     15.01     Bulk Transfer Compliance. CML hereby waives compliance by
               ------------------------
CharterMed with the provisions of Article 6 of the Uniform Commercial Code Bulk Transfers Laws of any state, and CharterMed warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against CML by reason of such non-compliance. CharterMed hereby indemnifies and agrees to hold CML harmless from, against and in respect of (and shall on demand reimburse CML for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by CML by reason of the failure of CharterMed to pay or discharge such claims;

     15.02     Successors and Assigns.  All the terms and provisions of this
               -----------------------
Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, whether so expressed or not;

     15.03     Governing Law.  This Agreement is to be governed by and
               --------------
interpreted under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws;

     15.04     Notices.  All notices, requests, consents and other
               --------
communications shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

If to CharterMed, addressed to:

     Peter Hussey
     CharterMed, Inc.
     1805 Swarthmore Avenue
     Lakewood, NJ 08701

     with a copy to:

     Charles Stroller
     CharterMed, Inc.
     1805 Swarthmore Avenue
     Lakewood, NJ 08701

If to CML , addressed to:

     Lisa Krallis-Nixon
     Charter Medical Ltd.
     3948-A Westpoint Boulevard
     Winston-Salem, NC 27103


     with a copy to:

     Mary A. Tremblay
     General Counsel and Secretary
     Lydall, Inc.
     One Colonial Road
     Manchester, Connecticut  06040

or such other address as either party may request by notice given as aforesaid. Notice sent as provided shall be deemed filed on the date mailed;

     15.05     Payment of Expenses. CharterMed and CML shall each pay their own
               --------------------
expenses, including without limitation, the disbursements and fees of all their respective attorneys, accountants, advisors, agents and other representatives incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated are consummated;

     15.06     Entire Agreement; Amendment.  This Agreement (including the
               ----------------------------
Schedules and Exhibits), and all other agreements and documents executed in connection therewith constitute the entire agreement between the parties with respect to the sale of the Business. This Agreement supersedes all prior agreements and/or understandings between the parties, including the non-binding letters of intent. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by both parties;

     15.07     Counterparts.  This Agreement including any amendments,
               -------------
alterations, and/or modifications may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

     15.08     Headings.  The headings contained in this Agreement have been
               ---------
inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions;

     15.09     Waiver.  The failure of any party to insist, in any one or more
               -------
instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect to the term, covenant or condition shall continue in full force and effect; and

     15.10     Separability.  The provisions of this Agreement shall be deemed
               -------------
separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the whole Agreement to either Party.

     WITNESS the due execution of this Asset Purchase Agreement as of the date first above written.

                           For and on behalf of
                           CharterMed, Inc.

ATTEST:__________________  By:_________________________
                              Charles Stroller
                              Vice President

                               and

                           For and on behalf of

                           CharterMed, Inc.


ATTEST:__________________  By:_________________________
                              Peter Hussey
                              President

                           For and on behalf of

ATTEST:                    CHARTER MEDICAL, LTD.


_____________________      By:__________________________
                              Lisa Krallis-Nixon

                                      57